Exhibit 7.1

Exhibit 7.1Chapter 3 SUPPORTING GROWTH Strong Corporate Foundation Management Systems and CSR P.54 A Message from the hairman P.56 Corporate Governance P.60 Members of the Board and Auditors P.64 Corporate Management P.65 Organization P.66 Internal Control P.67 Risk Management P.68 Compliance P.69 The Environment P.70 Supply Chain Management AnnuAl rePort 2012 53

A Message from the Chairman Nobuo Katsumata m M M Chairman of the Board Hl Aiming to Enhance Corporate Governance at Marubeni The ultimate aim of corporate governance is not only to enhance earning capacity and prevent misconduct but to build systems to ensure that a company can gain the trust and confidence of society. To attain this goal, Marubeni has developed a compliance system based on its Company Creed of “Fairness, Innovation and Harmony” as it engages in diverse businesses and sectors in regions around the world. Moreover, in management we strive to ensure fairness, transparency, efficiency and appropriateness, which we consider vital to the sustainable growth of the Company. To enhance the efficacy of corporate governance at Marubeni, we have thoroughly separated supervision and execution functions in management: the roles of chairman and CEO have been separated; an executive officer system has been introduced; and two outside directors have been elected to the Board of Directors in addition to three outside corporate auditors. In this way, we have taken powerful measures to enhance the oversight functions of management. Elsewhere, Marubeni is striving for greater coexistence with society and the environment by strengthening proactive communication with shareholders and other stakeholders, and through a firm stance with respect to timely and appropriate information disclosure. When it comes to corporate governance, no system or mechanism is foolproof. The Japanese government is currently bringing a number of industry experts together to deliberate on revisions to Japan’s system of corporate laws, and it seems likely that there will be some reforms to the system in the future. Marubeni will respond to these reforms positively and appropriately, actively adopting effective systems with the aim of creating an even better corporate governance system. We will continue our efforts to continuously improve our corporate value in this way. 54 Marubeni Corporation

Marubeni’s Company Creed: “ (IE) Fairness, (Hf) Innovation, (ftl) Harmony” Formulated in 1949 The Marubeni Management Philosophy (formulated in 2003, revised 2008) In accordance with the spirit grounded in “Fairness, Innovation and Harmony,” the Marubeni Group is proudly committed to contribute to social and economic development and to safeguard global environment by conducting fair and upright corporate activities. Marubeni Group’s Approach to CSR (Corporate Social Responsibility) The ability of the Marubeni Group to fulfill its responsibilities as a member of society requires every individual within the Group to adhere to the Company Creed of “Fairness, Innovation and Harmony,” and to give CSR considerations high priority as they participate in corporate activities. We take a diligent approach to CSR activities, and work to increase transparency for various stakeholders, as we aim for sound management that coexists in harmony with both society and the environment. Our goals are to ensure that the Marubeni Group is recognized by society as a good corporate citizen, and to realize sustainable growth. Marubeni is particularly focused on the following specific areas. Achieve management transparency by strengthening corporate governance and internal controls Be committed to compliance and respect for human rights, which are essential for sound corporate management Promote development of human resources, the most valuable assets of a general trading company, and create efficient and comfortable working environments Contribute to society and the protection of the global environment, as a responsible corporate citizen Promote sound management and increase corporate value Calligraphy by Shinobu Ichikawa, first president of Marubeni Co., Ltd., now Marubeni Corporation Marubeni’s Corporate Principles (formulated in 1998) Marubeni Corporation, as a business enterprise, will actively pursue its business interests through the exercise of fair and legal competition. As a company, Marubeni will also continue to play its part in the growth of the global economy, while always striving to enrich the society within which it operates. In order to achieve all the elements of the aforementioned goal, Marubeni is committed to the following six basic principles of business: Conduct Fair and Open Business Activities Develop a Globally Connected Company Create New Value Through Business Vision Respect and Encourage Individuality and Originality Promote Good Corporate Governance Safeguard Ecological and Cultural Diversity Pursuing CSR Together With Our Stakeholders In order to exist in harmony and prosper alongside society and the global environment and attain sustainable growth, Marubeni believes that efforts must be made to pursue a balance among three domains in terms of value and assessment. The three domains include not only the domain of economic activities that generate profit, but also the social and environmental domains. In order to establish a CSR policy that earns the trust and approval of stakeholders, the Marubeni Group recognizes that it is important to always listen to the opinions of stakeholders, and work with them to put these ideas into practice. By striving to serve the interests of various stakeholders, win their trust and ensure their satisfaction, we are working to steadily build a sustainable foundation for Group companies. * Please see Marubeni’s CSR Report for more information about key activities. http://www.marubeni.com/csr_env/reports.html AnnuAl RepoRt 2012 55

Corporate Governance Approach to Corporate Governance Marubeni operates under a corporate audit governance system, adhering closely to the Companies Act, with a control structure designed to facilitate a clearly defined decision-making process, business execution system and supervisory system. A diagram of the structure is described below. Our Board of Directors comprises 14 directors (two externally appointed) who deliberate on overall corporate policy and major issues, while monitoring the performance of individual directors. Each director’s term of office is one year, and the Board is led by a chairman who has no representation rights and no authority for business execution to ensure a clear distinction between management and execution. The five auditors (including three outside auditors) who comprise the Board of Corporate Auditors are responsible for implementing the auditing policies and plans set by the Board of Corporate Auditors, as well as for overseeing directors in the execution of their duties, by attending important meetings of the Board of Directors and the Board of Executive Officers, monitoring business activities and financial conditions. The Corporate Auditors have monthly meetings with the independent accounting auditors to exchange information and opinions on auditing plans, progress of auditing activities at Marubeni and its subsidiaries, audit results, key points and considerations on earnings results, and accounting audit trends. The Corporate Management Committee, which reports directly to the President, comprises the President and 10 directors to deliberate substantive matters related to management and operations. To enhance corporate governance, another six committees have been established: the Investment and Credit Committee, the Compliance Committee, the Compensation Consultative Committee, the CSR & Environment Committee, the Internal Control Committee and the Disclosure Committee. In addition, individual committees are established to address specified issues (such as the Customs Clearance Supervising Committee and the Security Trade Control Committee). Marubeni’s Executive Officer System To clearly separate supervisory and executive functions, and to define authority and responsibility, Marubeni has introduced an executive officer system. Each executive officer is assigned authority to manage the operations of their division and full responsibility for implementing policies, while the relevant advisors to the President will monitor and support the executive officers. The Committee of Executive Officers comprises 39 executive officers (11 of whom are also directors) and holds monthly meetings, in principle, to announce management policies issued by the President and to discuss financial performance, the results of internal audits and other issues that affect business execution, and to facilitate the exchange of information between the oversight function and the implementation function. Keeping communication lines open between the directors and officers, outside directors also attend these meetings. Executive officers are selected by the Board of Directors and appointed to one-year terms of office.

Corporate Governance Structure H Election and dismissal Election and dismissal Board of Directors ? Board of Corporate Auditors i DirectorsI Audit I 1 I 1 22 1 Corporate Auditors 1 Corporate Auditor Department 14 Directors (two outside) Five Corporate Auditors (three outside) Accounting audit i 1 Appointing, I Independent Auditors k ‘ removing and supervision ‘ 1 ‘ ?4* (Cooperation) . President i I Accounting audit Corporate Management Committee I — . -Committee of Chief Operating Officers I Investment and Credit Committee — Business Divisions i 1 z= Audit Department *—| Committee of Executive Officers | — Compliance Committee — Corporate Staff Departments ~| Compensation Consultative Committee | M Domestic and Overseas Business Offices | ~| CSR & Environment Committee — Internal Control Committee -\ Disclosure Committee Internal audit —| Customs Clearance Supervising Committee | *—| Security Trade Control Committee ‘ (Business Execution System) ‘ 56 Marubeni Corporation Committee Roles and Functions Marubeni has established various committees designed to enhance corporate governance. To build a highly effective governance structure, committee members are selected from across the Company based on the role and function of each committee. A brief description of the principal committees and their respective governance roles is given below. Investment and Credit Committee Along with a committee chairman, vice chairman, and an advisor to the president from one of the business divisions, this committee is composed of general managers from Corporate Planning & Strategy, Corporate Accounting, Finance, Risk Management, Legal, and other corporate staff departments. When Marubeni makes an investment, this committee performs an analysis of business viability and examines business plans from a specialist standpoint, using indicators such as PATRAC*1 and IRR*2 to quantitatively evaluate profitability, and makes qualitative evaluation of the investment’s significance and strategic importance. Projects pending approval, such as investments, are discussed by the Investment and Credit Committee prior to appearing on the Corporate Management Committee’s agenda. For highly important projects, a mechanism is also in place whereby the committee deliberates such projects prior to receiving the Board of Directors’ approval. Key Activities The Investment and Credit Committee deliberated a total of 168 projects pending approval in the year ended March 31, 2012. *1 PATRAC: Profit After Tax less Risk Asset Cost Marubeni’s proprietary management index for measuring the degree to which the return risk-return exceeds a minimum target risk-return. *2 IRR: Internal Rate of Return An index measuring the profitability of an investment as the future cash flows against the initial investment expressed as an average annual percentage. Board of Directors Once per month in principle, Frequency of meetings and on an ad hoc basis as needed Number of meetings in the 19 year ended March 31, 2012 Board of Corporate Auditors Bimonthly in principle, and on Frequency of meetings an ad hoc basis as needed Number of meetings in the 10 year ended March 31, 2012 Compliance Committee The organizational function of this committee, supervised directly by the Company President, is to support and raise compliance awareness, thereby ensuring that Group officers and employees are able to act in full compliance. Specifically, the committee strives to enhance and promote the Company’s compliance structure. Tasks here include compliance structure development, maintenance and management, drafting and maintenance of the Marubeni Group Compliance Manual, providing various training seminars and other compliance knowledge and awareness raising activities, research and response formulation when compliance issues emerge, and operation of the “Door of Courage”—a compliance reporting and consultation hotline for Marubeni and Group company officers and employees. Key Activities Distribution of the revised Compliance Manual and posting on the Company intranet and website Visits by the Chairman of the Compliance Committee and the Secretariat to operating companies in Japan and overseas offices to conduct training and discussion sessions Development of compliance e-Learning at overseas operating companies for national staff at overseas offices Conduct a third-party compliance monitoring questionnaire in order to assess the current state of compliance and formulate future improvement activities Review of the business law management system (each division creates lists of process flow and applicable business laws in order to enhance the management system) * Please see page 68 for further details. Frequency of Various Management Committee Meetings Once per week in principle Investment and Credit (36 ime i h ar ded Committee March 31, 2012) Compliance Committee Twice per year in principle Compensation Consultative Committee On an ad hoc basis Once per year in principle, and CSR & Environment on an ad hoc basis as needed Committee (1 time in the year ended March 31, 2012) On an ad hoc basis Internal Control Committee (4 times in the year ended March 31, 2012) Four times per year in principle, and on an ad hoc basis as Disclosure Committee needed (7 times in the year ended March 31, 2012) AnnuAl RepoRt 2012 57

Compensation Consultative Committee

Under advice from the Company President, this committee deliberates the full range of decisions regarding officer compensation made by the President, including salaries, rewards and sanctions, in order to enhance the transparency and objectivity of the decision-making processes involved. Committee members serve one-year terms, and in the year ended March 31, 2012 included a Senior Managing Executive Officer and seven other members. In addition, an outside corporate auditor serves as a committee member each year, helping to maintain the transparency and objectivity of the committee.

Executive Compensation

Amounts of executive compensation, details of policies regarding calculation methods used to decide compensation, and methods for making compensation decisions are as follows.

Compensation for directors and corporate auditors is decided based on limits to the amount of total compensation for directors and corporate auditors determined by the General Meeting of Shareholders. Compensation for individual directors is decided by the Compensation Consultative Committee, a body whose membership includes outside auditors, and by the Board of Directors. Compensation for individual corporate auditors is decided through deliberation by the corporate auditors. Basic compensation paid to directors other than outside directors consists of fixed compensation and variable compensation, the latter of which is linked to business performance in the previous fiscal year.

Compensation for outside directors and corporate auditors, both of whom are completely independent from business execution, consists entirely of fixed compensation.

Total compensation paid to directors and corporate auditors for the year ended March 31, 2012

Position	Total Amount of Compensation	Total Compensation by Type		Number of Recipients
		Basic Compensation	Retirement Bonuses	
Directors (excluding outside directors)	¥795 million	¥795 million	—	11
Corporate auditors (excluding outside auditors)	¥81 million	¥81 million	—	3
Outside executives	¥58 million	¥58 million	—	5
Total	¥934 million	¥934 million	—	19

*1 Rounded to the nearest million.

*2 Limits to the amount of executive compensation determined by a resolution of the General Meeting of Shareholders are as follows: "¥85 million to directors monthly (including ¥2.5 million for outside directors)" and "¥10 million to corporate auditors monthly" (both resolutions of the 83rd General Meeting of Shareholders held on June 22, 2007).

*3 Corporate auditors (excluding outside auditors) to whom compensation was paid include one executive who retired at the conclusion of the 87th General Meeting of Shareholders held on June 21, 2011.

*4 The Company submitted a resolution to abolish its system of retirement bonuses for executives at the conclusion of the 83rd General Meeting of Shareholders held on June 22, 2007, with abolishment accompanied by the decision to close out and pay any remaining retirement bonuses associated with the system. The Company will make these payments to directors and corporate auditors who are eligible under the resolution, paying directors when they have retired both from their directorship and any held post as executive officer, and paying corporate auditors upon their retirement.

Individuals to whom the total amount of compensation paid exceeded ¥100 million are as follows.

Name	Position	Total Compensation by Type		Total Compensation
		Basic Compensation	Retirement Bonuses	
Teruo Asada	Director	¥138 million	—	¥138 million

58 MARUBENI CORPORATION

CSR & Environment Committee The CSR & Environment Committee (established as the CSR Committee in April 2004) is responsible for discussing and reporting on the Group’s basic policy on CSR and environmental protection activities. It also monitors the Group’s activity status, the measures, identifies and prioritizes critical social and environmental issues, proposes plans, and offers awareness-raising activities. Key Activities Introduce strict compliance with environment-related laws such as the “Waste Management and Public Cleansing Act,” the “Act on the Rational Use of Energy,” and the “Act on the Evaluation of Chemical Substances and Regulation of Their Manufacture, etc.” Deployment of an ISO 14001 standards-based environmental management system Issue a CSR report as a tool for publicizing the Marubeni Group’s CSR activities both within and outside of the Group Provide CSR-related information to SRI index research firms, etc. * Please see page 69-70 for further details. Internal Control Committee Until the establishment of the Internal Control Committee in April 2008, internal control system improvement and management was conducted on a voluntary basis mainly through the Internal Control System Promotion Task Force. The committee’s purpose is to add functionality and strength to the Company’s internal control system on an ongoing basis. Committee activities are designed to improve internal control systems across the entire Group, and rest largely on compliance with mandates pertaining to the “Internal Control Report System” under Japan’s Financial Instruments and Exchange Act, as well as the basic policy on internal control systems stipulated by Japan’s Companies Act. Key Activities Ensure the creation and implementation of the basic policy on internal control systems, conduct reviews and prepare proposed revisions Formulate policy for addressing internal control reporting system Deliberate on the formal internal control reports that state the Company directors’ evaluation * Please see page 66 for further details. Disclosure Committee The purpose of this committee, established in April 2008, is to develop a more robust disclosure framework and further enhance the various initiatives regarding proper information disclosure that the Company has promoted over the years. Composed of a committee chair appointed by the Company President as well as general managers from corporate staff departments, the committee ensures that internal systems concerning legally mandated and timely disclosure are in place, and decides the importance and appropriateness of the information targeted for disclosure. When necessary, issues from this committee may be referred to the Corporate Management Committee or Board of Directors. Key Activities The committee convened seven times in the year ended March 31, 2012, deliberating on items in the securities report, the business report, the financial statements, the quarterly reports, and in extraordinary reports, among other matters. The committee will convene as needed in the year ending March 31, 2013 as well. Individual Committees Established to Address Specified Issues Customs Clearance Supervising Committee The Customs Clearance Supervising Committee was established in 1990 for the purpose of sharing awareness throughout the Marubeni Group of correct import and export customs procedures, payment of correct customs duties, and customs administration and international trends. The main activities of the committee are planning, proposal, and implementation of import and export customs control for the entire Group, carrying out internal import and export customs inspections for business divisions and operating companies, and conducting in-house education relating to import and export customs controls. Security Trade Control Committee The Security Trade Control Committee was established in 1987 for the purpose of sharing awareness throughout the Marubeni Group of compliance with the Foreign Exchange and Foreign Trade Act, correct and efficient implementation of security trade control operations, and international trends. The committee focused these activities mainly in relation to cargo exports, the supply of technology, and brokerage transactions. The main activities of the committee are planning, proposal and implementation of measures to ensure that security trade controls are properly implemented, inspection and approval of transactions, and in-house education concerning security trade controls. AnnuAl RepoRt 2012 59

Members of the Board and Auditors Members of the Board Nobuo Katsumata Chairman of the Board 1966 Joined Marubeni-Iida Co., Ltd.* 1996 Director, Marubeni Corporation, Member of the Board 1999 Corporate Vice President J 2001 Senior Vice President JtM 1 2002 Corporate Executive Vice President M jH K 2003 President and CEO H 2008 Chairman of the Board I / 1 Mamoru Sekiyama 0 Senior Executive Vice President 1974 Joined Marubeni Corporation 2002 Corporate Vice President Corporate Senior Vice President Corporate Senior Vice President, Bv Member of the Board B . 2007 Corporate Executive Vice President jfl ? .;??’ H k 2008 Senior Managing Executive Officer ?j M 2009 Senior Executive Vice President Fumiya Kokubu Senior Executive Vice President 1975 Joined Marubeni Corporation 2005 Corporate Vice President 2008 Managing Executive Officer » Member of the Board _d\T . 2010 Senior Managing Executive Officer Jflj H H Hfc 2012 Senior Executive Vice President * Marubeni-Iida Co., Ltd. was renamed Marubeni Corporation in 1972 Teruo Asada F President and CEO 1972 Joined Marubeni Corporation 2002 Corporate Vice President 2004 Corporate Senior Vice President HL 2005 Corporate Senior Vice President, j fi J Member of the Board m i* H Ikj 2006 Corporate Executive Vice President | \ H B 2008 President and CEO A _ Michihiko Ota ?i lk Senior Executive Vice President »* 1975 Joined Marubeni Corporation 2005 Corporate Vice President Managing Executive Officer Managing Executive Officer _Jt Pfc. Member of the Board dfl| Bk 2010 Senior Managing Executive Officer—Shigeru Yamazoe r k Senior Managing Executive Officer 1978 Joined Marubeni Corporation 2006 Corporate Vice President 2009 Managing Executive Officer ??L 2010 Managing Executive Officer _j Member of the Board riH Bta 2012 Senior Managing Executive Officer I

Mitsuru Akiyoshi
Senior Managing Executive Officer

1978 Joined Marubeni Corporation
2007 Corporate Vice President
2009 Managing Executive Officer
2010 Managing Executive Officer, Member of the Board
2012 Senior Managing Executive Officer



Yutaka Nomura
Managing Executive Officer

1978 Joined Marubeni Corporation
2007 Corporate Vice President
2010 Managing Executive Officer
2011 Managing Executive Officer, Member of the Board



Daisuke Okada
Managing Executive Officer

1979 Joined Marubeni Corporation
2007 Corporate Vice President
2010 Managing Executive Officer
2011 Managing Executive Officer, Member of the Board



Keizo Torii
Managing Executive Officer

1979 Joined Marubeni Corporation
2008 Executive Officer
2010 Managing Executive Officer
2012 Managing Executive Officer, Member of the Board



Shoji Kuwayama
Managing Executive Officer

1979 Joined Marubeni Corporation
2008 Executive Officer
2011 Managing Executive Officer
2012 Managing Executive Officer, Member of the Board



Yukihiko Matsumura
Managing Executive Officer

1980 Joined Marubeni Corporation
2009 Executive Officer
2012 Managing Executive Officer, Member of the Board

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ANNUAL REPORT 2012 61

Outside Directors I Toshiyuki Ogura* Outside Director (Independent Officer) 1965 Joined The Fuji Bank, Limited 1991 Director, The Fuji Bank, Limited . 1998 Deputy President, The Fuji Bank, Limited M hl 1998 Senior Managing Director, The Fuji Bank B 1999 Deputy President, The Fuji Bank, Limited U9| 2000 Deputy President, Representative Director, Mizuho Holdings, Inc. m 2002 President & CEO, Fuyo General Lease Co., Ltd. | 2008 Chairman, Representative Director Fuyo General Lease Co., Ltd. 2009 Outside Director, Member of the Board I Performing Checks from a Stakeholder’s Perspective f L As an outside director, my role is to contribute to Marubeni’s management by calling on my many years of work in risk management and compliance to offer up frank and honest input. In this role, I believe it is particu larly important to speak from the standpoint of a stakeholder. This is made possible first and foremost by pre-presentation meetings ahead of meetings of the Board of Directors and other in-depth mechanisms that m H help to promote deeper understanding of trading company activities among the outside directors. The legally Jfl ‘ P t W mandated governance system that Marubeni has built is highly effective; and because it is also properly t K managed we have had no reason to sound the alarm, as it were, so far. Ultimately, however, I attribute this H success to the deep penetration of Marubeni’s creed of “Fairness, Innovation, and Harmony” in the hearts and minds of every employee, even as they face a host of difficulties on the various global frontlines of business. Rest assured, though, that should any signs of trouble with respect to governance ever arise, the outside directors stand ready to fulfill their duty as expected and play their part in Marubeni’s management. Shigeaki Ishikawa* Outside Director (Independent Officer) 1968 Joined National Police Agency 2002 Superintendent General, Tokyo Metropolitan Police Department 2004 Retired from Superintendent General Tokyo Metropolitan Police Department President, Japan Road Traffic Information Center Retired from Japan Road Traffic Information Center Lawyer Outside Director, Member of the Board * Outside director as stipulated under Article 2, Item 15 of the Companies Act The Roles and Functions of Outside Directors To enhance management transparency and the effectiveness of its Board of Directors, Marubeni ratified two external appointments in June 2005. Outside directors offer opinions on business management drawn from their broad experience and high-level perspective, and give advice to better implement corporate governance. We currently employ two outside directors; one has served as an officer for a bank, and the other as Superintendent General of the Tokyo Metropolitan Police Department. Outside directors attend the meetings of the Board of Directors and the Committee of Executive Officers, including on an ad hoc basis, making active contributions from the perspective of internal control. Prior to meetings, outside directors are provided with agendas and fully briefed on management issues and project execution status. 62 M aru ben i Cor por at ion

Auditors



Hideyuki Yasue
Corporate Auditor

1973 Joined Marubeni Corporation
2005 Corporate Vice President
2007 Corporate Senior Vice President
2008 Managing Executive Officer, Member of the Board
2009 Corporate Auditor



Takafumi Sakishima
Corporate Auditor

1974 Joined Marubeni Corporation
2006 Corporate Vice President
2008 Managing Executive Officer, Member of the Board
2011 Corporate Auditor



Hiroshi Kudo
Outside Corporate Auditor
(Independent Officer)

2005 Managing Executive Officer of Sompo Japan Insurance Inc.
2009 Chairman of Sompo Japan Commercial Line Services Inc.
Appointed outside corporate auditor of Marubeni



Norimasa Kuroda
Outside Corporate Auditor
(Independent Officer)

2002 Managing Executive Officer of Mizuho Corporate Bank, Ltd.
2007 Deputy President of Mizuho Corporate Bank, Ltd.
2010 Chairman of Mizuho Trust & Banking Co., Ltd.
Appointed outside corporate auditor of Marubeni



Takao Kitabata
Outside Corporate Auditor
(Independent Officer)

2002 Deputy Vice-Minister of Ministry of Economy, Trade and Industry
2004 Director-General of Economic and Industrial Policy Bureau
2006 Vice-Minister of Economy, Trade and Industry
2008 Retired from Vice-Minister of Economy, Trade and Industry
2010 Appointed outside corporate auditor

Corporate Governance Befitting a General Trading Company

As an outside corporate auditor, I am expected to give input that leverages insight I have gained over the years. This might include, for example, offering advice on utilization approaches for minimizing corporate risk through use of trade insurance, or analyzing specific political and economic conditions overseas.

I think that the strength of a general trading company lies in its ability to bring projects to fruition while actively addressing risk. Maintaining highly effective corporate governance that goes beyond being mere formality in this context is a tough task. Marubeni, for its part, has a range of check functions at work, including those of the Audit Department, Corporate Accounting Department, and Independent Accounting Auditors. Moreover, the opinions that we express at meetings of the Board of Corporate Auditors and other meetings and presentations with Marubeni management are frequently reflected in how the Company operates.

A company's approach to corporate governance can vary depending on its particular business format. My hope is that Marubeni will strive for corporate governance that fully capitalizes on its capacity as a trading company.

The Roles and Functions of Outside Auditors

Marubeni's Board of Corporate Auditors is comprised of five members, including three outside corporate auditors. Outside corporate auditors monitor the directors' execution of duties and draw upon their wealth of professional expertise to offer various recommendations and advice to enhance corporate audits. The current outside corporate auditors have experience as an executive of an insurance company, as Vice-Minister of the Ministry of Economy, Trade and Industry and as a bank executive, respectively. The outside corporate auditors attended meetings of the Board of Corporate Auditors and also the Board of Directors and Committee of Executive Officers, contributing to the meetings appropriately. In addition, the corporate auditors meet with the president on a regular basis, as well as with members of the Audit Department, Corporate Accounting Department, and Independent Accounting Auditors, for an exchange of opinions. They receive audit-related information from the standing corporate auditors, which they use in the execution of their auditing duties. One of the outside corporate auditors is also a member of the Compensation Consultative Committee.

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ANNUAL REPORT 2012 63

Corporate Management (As of June 22, 2012) Members of the Board Chairman of the Board Nobuo Katsumata President and CEO Teruo Asada Senior Executive Vice Presidents Mamoru Sekiyama Advisor to the President for Real Estate Business Dept.; Senior Operating Officer, Audit Dept. Michihiko Ota Advisor to the President for Lifestyle Div. and Forest Products Div. Fumiya Kokubu CIO; Chief Operating Officer, Global Strategy & Coordination Dept., Information Strategy Dept., and Research Institute; Advisor to the President for Energy Div.-II; Chairman of Investment and Credit Committee Senior Managing Executive Officers Shigeru Yamazoe Advisor to the President for Transportation Machinery Div., Power Projects & Infrastructure Div., and Plant & Industrial Machinery Div. Mitsuru Akiyoshi Chief Operating Officer, Executive Secretariat, Corporate Communications Dept., and Corporate Planning & Strategy Dept.; Advisor to the President for Finance, Logistics & IT Business Div.; Chief Operating Officer, Real Estate Business Dept.; Chairman of CSR & Environment Committee; Chairman of Internal Control Committee Managing Executive Officers Yutaka Nomura Chief Operating Officer, General Affairs Dept., Human Resources Dept., Legal Dept., and Trade Compliance Management Dept.; Chairman of Compliance Committee; Chairman of Compensation Consultative Committee Daisuke Okada Advisor to the President for Food Materials Div., Food Products Div., and Supply Chain Management; Vice Chairman of Investment and Credit Committee Keizo Torii Advisor to the President for Chemicals Div., and Energy Div.-I Shoji Kuwayama Advisor to the President for Metals & Mineral Resources Div. Yukihiko Matsumura CFO; Chief Operating Officer, Corporate Accounting Dept., Finance Dept., and Risk Management Dept.; Chief Operating Officer, Investor Relations and Credit Ratings; Chairman of Disclosure Committee; Vice Chairman of Investment and Credit Committee Outside Directors Toshiyuki Ogura Shigeaki Ishikawa Corporate Auditors Hideyuki Yasue Takafumi Sakishima Hiroshi Kudo Takao Kitabata Norimasa Kuroda Executive Officers Managing Executive Officers Shinji Kawai Regional CEO for Oceania; Chairman, Marubeni Coal Pty. Ltd. Chihiro Shikama Regional CEO for China; President, Marubeni (China) Co., Ltd.; General Manager, Beijing Office Masahiro Enoki Chief Operating Officer, Business Accounting Dept.; Senior Operating Officer, Corporate Accounting Dept.; Vice Chairman of Investment and Credit Committee Shingo Tsuda Regional CEO for Europe; Regional CEO for Middle East & North Africa; Managing Director and CEO, Marubeni Europe plc Kazuaki Tanaka General Manager, Corporate Planning & Strategy Dept.; Chief Operating Officer, Energy Div.-II Kaoru Iwasa Chief Operating Officer, Transportation Machinery Div. Naoya Iwashita Regional CEO for North & Central America; Advisor to the President for South America; President and CEO, Marubeni America Corporation Executive Officers Shoichi Ikuta Regional CEO for CIS Hiroshi Ikuno Regional CEO for ASEAN; Managing Director, Marubeni ASEAN Pte. Ltd. Kaoru Kuzume General Manager, Human Resources Dept. Motoo Uchiyama Chief Operating Officer, Plant & Industrial Machinery Div. Hikaru Minami Chief Operating Officer, Finance, Logistics & IT Business Div. Katsuhisa Yabe Chief Operating Officer, Lifestyle Div. Yutaka Ienaga General Manager, Osaka Branch Yasuyuki Amakusa Chief Operating Officer, Forest Products Div. Masumi Kakinoki Chief Operating Officer, Power Projects & Infrastructure Div. Akira Terakawa Chief Operating Officer, Chemicals Div. Yoshiaki Mizumoto Regional COO for North & Central America; Senior Executive Vice President and COO, Regional General Manager of Midwest Region, Marubeni America Corporation Satoshi Wakabayashi Chief Operating Officer, Food Materials Div. Takeo Kobayashi General Manager, Nagoya Branch Mutsumi Ishizuki Chief Operating Officer, Metals & Mineral Resources Div. Shin Tajima Chief Operating Officer, Food Products Div. Takeshi Kumaki Chief Operating Officer, Energy Div.-I Kazuro Gunji General Manager, Corporate Accounting Dept. Hajime Kawamura Senior Operating Officer, Plant & Industrial Machinery Div. Kazunori Fujikawa Deputy Regional CEO for China; President, Marubeni (Shanghai) Co., Ltd. Nobuhiro Yabe General Manager, Finance Dept. Harumichi Tanabe Senior Operating Officer, Energy Div.-I 64 M aru ben i Cor por at ion

Organization (As of April 1, 2012)


General Meeting of Shareholders
Board of Directors
Corporate Auditors
Board of Corporate Auditors
Corporate Auditor Dept.
President
Corporate Management Committee
Committee of Chief Operating Officers
Committee of Executive Officers
Audit Dept.
Executive Secretariat
General Affairs Dept.
Human Resources Dept.
Corporate Communications Dept.
Corporate Planning & Strategy Dept.
Global Strategy & Coordination Dept.
Information Strategy Dept.
Corporate Accounting Dept.
Business Accounting Dept.
Finance Dept.
Risk Management Dept.
Legal Dept.
Trade Compliance Management Dept.
Research Institute
Food Materials Div.
Food Products Div.
Lifestyle Div.
Forest Products Div.
Chemicals Div.
Energy Div.-I
Energy Div.-II
Metals & Mineral Resources Div.
Transportation Machinery Div.
Power Projects & Infrastructure Div.
Plant & Industrial Machinery Div.
Finance, Logistics & IT Business Div.
Real Estate Business Dept.
Domestic Branches & Offices
Overseas Branches & Offices and Overseas Corporate Subsidiaries

Chapter 3

ANNUAL REPORT 2012 65

Internal Control Marubeni seeks to steadily increase and maximize corporate value through business activities that are in accordance with our Company Creed and management philosophy, and to steadily and continuously build and expand the Group’s business foundation. To this end, Marubeni has established internal control systems, which serve as a rational process to ensure improvement of efficiency of business activities, accurate reporting of earnings results to stakeholders, maintenance of compliance with applicable laws and regulations, and safeguarding of assets. The Company regularly reviews this internal control system policy to respond to changes in social conditions and the business environment. In accordance with the Companies Act and its implementation guidelines, Marubeni has established a basic internal control system policy* which helps to ensure that all business activities are conducted appropriately. Each year, the Company confirms the content and implementation of this policy, and implements improvements when necessary. With regard to the internal control report system mandated under the Financial Instruments and Exchange Act, the Internal Control Committee conducts evaluations as stipulated in the practical standards. We submitted our internal control report for the year ended March 31, 2012, which concluded that “internal control is effective,” together with our annual securities report in June 2012.” * For further information on the basic internal control system policy, please refer to the Company’s website: http://www.marubeni.com/csr_env/005455.html Consolidating Internal Control Activities for the Entire Group The Financial Instruments and Exchange Act was established in 2006 to provide rules on the internal control over financial reporting. In the year ended March 31, 2009, revisions to this law made it mandatory for company directors to submit internal control reports, and also required external auditors to submit verification stating that the internal control reports have been audited. Marubeni recognized the importance of internal controls at a very early stage. In March 2004, a decision by top management launched the “MARICO PROJECT” (MARubeni Internal COntrol Systems PROJECT) with a view to ensuring the reliability of financial reporting. The mechanism was fully implemented in the year ended March 31, 2006. In April 2008 Marubeni established the Internal Control Committee, a new structure reporting directly to the Company president. The committee was established to maintain the internal control over financial reporting activated by the MARICO PROJECT, and is also charged with overall management of internal control activities, including formulation and implementation of the basic policy on internal control systems, based on the Companies Act. Through this committee, Marubeni has established a structure which improves the effectiveness of comprehensive internal control, and conducts practical activities related to the basic policy on internal control and the Financial Instruments and Exchange Act. Marubeni conducts a review of the basic policy on internal control every year. In the year ended March 31, 2009, the Company added four items: (1) To avoid any and all contact with corporate racketeers and other antisocial forces; (2) To prevent the loss or improper release of information; (3) To formulate a business continuity plan; and (4) To establish the Internal Control Committee and the Disclosure Committee. With regard to the “Internal Control Report System” under Japan’s Financial Instruments and Exchange Act, the Company has implemented continuous improvements by each organization and striven to raise the evaluations of company directors, and confirmed that internal controls are functioning effectively. Mechanism of the Internal Control Committee <Overall Management of Internal Control Activities> President Members Committee Chairman Committee Members General Managers of all business administration departments General Managers of all corporate staff departments Secretariat: Corporate Planning and Strategy Dept., Risk Management Dept., Legal Dept. Companies Act Financial Instruments and Exchange Act Review of the creation and implementation of Prepare and implement internal control the basic policy on internal control systems over financial reporting Conduct evaluations of effectiveness Through activities to comply with these two laws, we aim to continuously improve the internal control of the Marubeni Group 66 Marubeni Corporation

Risk Management

In the course of its diversified business activities, Marubeni conducts risk management activities which address risk from a variety of perspectives: macro and micro, qualitative and quantitative.
In the wake of the global financial crisis, increased volatility in exchange rates, resource prices and other parameters has continued unabated. Under these conditions, the Company is promoting integrated risk management, measuring the maximum level of risk on a consolidated basis and limiting it to within the scope of equity, set aside as a provision for potential losses.
By conducting thorough screening and follow-up for individual projects and further enhancing internal control systems, the Company has established a structure that minimizes losses due to unforeseen events.

Risk Management at Marubeni


Quantitative methods
PATRAC
Investment and withdrawal guidelines for individual projects
Internal rating
CONTINUOUSLY REINFORCING INTEGRATED RISK MANAGEMENT
Risk assets
Groupwide risk exposure management
Country risk management
Market risk management
Microcontrol
Macrocontrol
Constant improvement of due diligence processes for new investment and financing opportunities
Development of follow-up systems for individual projects
Credit control
ENHANCING QUALITATIVE RISK MANAGEMENT IN OPERATIONS
Internal control/Compliance
Customs clearance supervising
Security trade control
Qualitative methods

In the year ended March 31, 2012, Marubeni held risk assets to within the scope of equity and maintained a risk buffer that included reserves for future investment in targeted fields, while conducting new and well-balanced investment and financing in natural resources, infrastructure and trade. The Company also flexibly revised its country-specific risk management criteria to cope with increasing country risk.

Elsewhere, with respect to risk management for the promotion of individual projects, Marubeni has adopted probability analysis of risk scenarios and risk assessment aimed at exposing and evaluating critical risk factors. At the same time, the Company is compiling a database of past cases in which risks have materialized to serve as a mechanism to help in preventing losses.

Chapter 3

Integrated Risk Management

Marubeni operates in a diversified range of industries and regions. Therefore, the company has established an integrated risk management system which not only focuses on the micro level of the individual risk factors, but also takes a macro view of the various factors that affect the entire Marubeni Group. Integrated risk management takes a broad overview of the assets for the entire Group, gauging risk based on the exposure of these assets to each specific risk factor—industry risk, country risk, credit risk for each client, and so on. These risks form the basis for calculating Value at Risk (VaR), which takes into account dispersion effects and correlations to calculate maximum risk. VaR is used as a primary benchmark for our portfolio management.

Management Indicators Used to Pursue Steady, Balanced Growth

Integrated risk management looks at various risk factors in a comprehensive way to enable managers to understand risk as a single monetary value. By adopting a simulation system that uses an independently developed computerized statistical model, Marubeni has made it possible to grasp the degree of risk in more detail than ever before. We calculate PATRAC based on risk assets—a value based on the maximum decline in the value of Group assets as quantified by the Company. PATRAC indicates profit after tax following adjustment for risk, and Marubeni has adopted PATRAC as an important management indicator, using it to screen proposals requiring approval, as well as to evaluate the performance of each portfolio unit. Each business unit constantly takes steps to adjust its portfolio in a flexible manner, seeking to improve PATRAC in order to achieve maximum returns for a given level of risk, enabling Marubeni to achieve steady and balanced earnings growth.

ANNUAL REPORT 2012 67

Compliance



Yutaka Nomura
Managing Executive Officer
Chairman of Compliance Committee

Making Compliance the Top Priority

Marubeni recognizes that "compliance" means more than observing laws and regulations. A company is a member of society that must live up to the expectations of its stakeholders and act in a socially responsible manner. This is the real meaning of compliance: to ensure that all employees and executives have a strong awareness of their responsibilities and to ensure that all activities adhere to high ethical standards.

Marubeni has compiled the Marubeni Group Compliance Manual, which specifies the standards of behavior that Group employees are expected to follow in all of their daily work activities. Every year, the Company's employees and executives, as well as presidents of all Marubeni Group companies, take an oath to adhere to the code expressed in this manual.

In the foreword to the manual, the top management sends a message that defines Marubeni's stance on compliance: **"When you are faced with a choice between integrity and profit, choose integrity without hesitation."** Every Marubeni Group employee is expected to take this slogan to heart, and apply it in their daily work activities. The Company holds group training programs and e-learning programs on a timely basis to educate personnel in general compliance issues and to keep up to date on regulatory changes and economic and social trends. In addition, the Chairman of the Compliance Committee makes periodic visits to Group companies and overseas offices to provide training and raise awareness of compliance. These and other measures help to ensure that all individuals in the Company possess the necessary understanding and awareness of compliance issues, and know-how to apply their knowledge. Overseas subsidiaries and offices develop their own compliance systems in accordance with the laws, regulatory structures and business customs of each country in which they operate. Major overseas offices formulate and review their compliance plans every year.

In January 2012, Marubeni entered into a Deferred Prosecution Agreement with the U.S. Department of Justice (DOJ), after a DOJ investigation on suspicion of violation of the U.S. Foreign Corrupt Practices Act (FCPA) with respect to transactions by Marubeni in Nigeria in the 1990s, prior to adoption of the Company's current compliance program. Marubeni has since significantly strengthened its compliance framework, and will continue to make efforts to achieve even higher standards of compliance to prevent the potential for any legal violations in the future.

Organizational Diagram for the Marubeni Group Compliance System



Board of Directors
Corporate Auditors
Report or consult through regular reporting lines
President
Report to or consult at a Compliance Access Point
Corporate Management Committee
Feedback
Compliance Committee
Appoint
Chief Compliance Officer (Chairman of Compliance Committee)
Reporting Lines (Through Supervisors)
Report
Instruct
Appoint
Divisional and Branch Office Compliance Officers
Employees
Secretariat (Legal Dept.)
Report/ Consult
Instruct/ Advise
Outside Legal Counsel
Each Group Company
Compliance Officer
Reporting Lines (Through Supervisors)
Compliance Access Point
Marubeni Group Employees

Compliance Access Point (Door of Courage)

Rules on reporting to and consulting with a Compliance Access Point

1. A person filing a report or requesting a consultation shall provide his/her name, which shall remain confidential. (The report to the Compliance Committee from outside legal counsel shall omit the name of the reporting person, if he/she so desires.)
2. The company guarantees that the reporting person shall not in any way be prejudiced or reprimanded because of his/her decision to report or consult with a Compliance Access Point.
3. Anyone who believes that the company has not acted in accordance with the above may consult with the Compliance Committee.
4. The Compliance Committee shall provide the reporting person with details of its findings in relation to any matter reported to it and any matter upon which they have been consulted.

68 MARUBENI CORPORATION

The Environment

Environment Policy and Systems

Anchored by the Senior Managing Executive Officer, member of the board-led CSR & Environment Committee, Marubeni strives to manage itself in an environmentally friendly manner. Since the formulation in 1998 of the Marubeni Group's Environmental Policy, the entire Marubeni Group has taken a proactive stance with regard to environmental preservation activities.

Environmental Management System

The Marubeni Group has adopted an environmental management system based on ISO 14001 standards, allowing all employees to carry out environmental measures based on a common understanding.

The environmental management system utilizes a PDCA cycle that includes planning, implementation and operation, inspection, management and review of environmental measures to ensure ongoing improvement. Marubeni obtained ISO 14001 certification in 1998. Since then, both overseas subsidiaries and Marubeni Group companies have obtained certification as needed as part of their environmental measures. As of December 31, 2011, 64 Marubeni Group companies have been certified.

Energy Conservation, Resource Conservation and Waste Reduction Activities

Marubeni set numerical targets regarding energy conservation, resource conservation, and waste reduction in August 2007. These targets and the Company's progress in the year ended March 31, 2012 are shown below.

	① Energy Usage at *Major Offices	② Waste Recycling Rate at Tokyo Head Office	③ Green Procurement Rate at Major Offices
Numerical Targets	7% reduction by the year ending March 31, 2013 from the year ended March 31, 2006 level	80% by the year ending March 31, 2013	At least 85% by the year ending March 31, 2013
Year ended March 31, 2012 (Actual)	Down 34.4% from year ended March 31, 2006	93.2%	87.2%

*Major offices: Head Office (Tokyo), five branches (Hokkaido, Nagoya, Osaka, Kyushu, Shizuoka), and the Head Office's Mita Annex

Post-Kyoto Protocol Target

The Japan Foreign Trade Council (JFTC) is a participant in Nippon Keidanren's Commitment to a Low Carbon Society (post-Kyoto Protocol objectives). As a member of JFTC, Marubeni has set its own target of a 10.5% reduction compared to the year ended March 31, 2010 in energy usage (electricity and gas) at its Tokyo Head Office and Osaka branch by the year ending March 31, 2021. We have already begun efforts to meet this target with the introduction of energy-saving equipment.

Environmental Assessment Development Projects and Financing/Investment

Before launching a development project or financing or investing in a new business, Marubeni assesses the project's conformity with environmental laws and the levels of possible adverse impact on the environment in the event of an accident or some other emergency using an "Environmental Evaluation Sheet." The complete evaluation sheet is used to make the final decision on whether or not the project should be implemented.

Follow-up evaluation is also conducted for projects considered to have potential environmental risks as a result of the initial assessment. In the year ended March 31, 2012, we assessed 159 projects with environmental risks, including projects for natural resources and energy development, food production and transportation, and real estate development and others.

The following table indicates the number of projects subject to environmental evaluation, categorized according to risk type.

Number of Environmental Evaluations in Year Ended Mar. 31, 2012 by Risk Type

Atmospheric pollution	67
Water pollution	72
Soil pollution	48
Noise/vibration	83
Offensive odor	9
Waste increase	37
Natural resource depletion	35
Global warming	32
Biodiversity	14
Others	12
Total	409

(This total is not equal to the aggregate of environmental assessments conducted as some of the 159 assessments identified no applicable risks, while others detected more than one risk.)

Chapter 3

ANNUAL REPORT 2012 69

Supply Chain Management Marubeni’s Supply Chain Management In operating a wide range of businesses on a global scale, the Marubeni Group has built up supply chains in many different countries and regions, including some developing countries where issues such as forced labor, child labor and degradation of the local environment may arise. Given these concerns, Marubeni sees supply chain management as an important CSR issue for continued sound business practice, and works diligently to prevent these problems through employee training, site evaluations of its business partners, and other means. In December 2011, Marubeni partially revised its Basic Supply Chain CSR Policy, which was established in October 2008, as part of a consistent effort to keep the policy up to date. Basic Supply Chain CSR Policy Marubeni does not stop at achieving strong CSR results for itself, but also supports the achievement of strong CSR results throughout its supply chain, with the objective of building an environmentally friendly, healthy and sustainable society. Marubeni requests the understanding and cooperation of its business partners in the observance of the “Supply Chain CSR Guidelines” set forth on the right, so that Marubeni, together with its business partners, can facilitate highly efficient CSR results. 3. Supply Chain CSR Guidelines 1) Observance of Laws • Observe the applicable laws of each relevant country and the various countries affected by the transaction. 2) Respect for Human Rights Respect human rights, without discrimination or sexual harassment. No child labor, forced labor or inappropriate wage abatement. Respect employees’ right to unionize for the purpose of negotiations between labor and management and to bargain collectively. 3) Preservation of the Environment Protect nature. Minimize environmental impact, and prevent pollution. 4) Fair Transactions Conduct fair transactions, and do not inhibit free competition. No bribery or illegal contributions, and prevent corruption. 5) Safety and Health • Secure safety and health in the workplace, and maintain a good working environment. 6) Quality Control • Maintain the quality and safety of products and services. 7) Disclosure of Information • Including the items mentioned above, appropriately disclose company information. Third-party Evaluation of Marubeni CSR Activities SRI (Socially Responsible Investment) Indexes are stock price indexes that include only companies that deliver outstanding performance both financially and in terms of social responsibility initiatives. In order to build a better future where society and companies grow together, Marubeni works tirelessly to fulfill its social responsibilities as a corporate citizen. We do this through our core operations of stably supplying a range of key resources for daily life, developing social infrastructure, and trading grain and other essential living commodities. Beyond these efforts, we strive to develop human resources, strengthen corporate governance, and to preserve the environment. We also make ongoing contributions to society in other ways, including through the Marubeni Foundation and scholarship foundations established overseas. In recognition of these CSR initiatives, Marubeni has been selected as an index component of two global SRI indexes, the Dow Jones Sustainability World Index (DJSI World) and the FTSE4Good Global Index, as well as a Japanese SRI index, the Morningstar Socially Responsible Investment Index (MS-SRI). We have also won recognition from global CSR research and rating company SAM as a “SAM Sector Leader” (1 of 3 Japanese companies out of 58 selected worldwide) for a fourth consecutive year since 2009. Marubeni was also selected as a member of the prestigious “SAM Gold Class” (1 of 4 Japanese companies out of 87 selected worldwide) for a third consecutive year since 2010. * Dow Jones ™ IXifll”!! ?? Sustainability Indexes rT.r nr. l~)m\ Mru FTSE4Good U Kfl Dow Jones Sustainability World Index FTSE4Good Global Index Morningstar Socially Responsible Investment Index (MS-SRI) 70 Marubeni Corporation